UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2008

MICROMED CARDIOVASCULAR, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-51487	98-0228169
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

8965 Interchange Drive

Houston, Texas 77054

(Address of principal executive offices) (Zip Code)

(713) 838-9210

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 1, 2008, the company entered into a Credit Agreement with E-Wilson LLC, under which E-Wilson agreed to provide up to $10 million in financing in a series of advances over the next two years, subject to certain conditions. Pursuant to the Credit Agreement, E-Wilson advanced $1 million to the company upon closing. In connection with the financing, the company issued an unsecured convertible note, under which E-Wilson has the option of converting the outstanding principle and interest due under the note into shares of the company’s common stock at a conversion rate of $0.02 per share. Under the Credit Agreement, the company agreed to seek stockholder approval of an amendment to the company’s Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 to 750,000,000 shares. Unconverted amounts of principal accrue interest at a rate of 7.5% per annum and are required to be repaid over a 24-month period beginning February 28, 2011.

Future advances are conditioned upon (i) the absence of an event of default, (ii) the filing of the abovementioned amendment to the company’s Certificate of Incorporation, and (iii) the reaffirmation by the company of the representations and warranties contained in the Credit Agreement as of each future funding date. The future advance amounts and dates are (i) $1.5 million upon the filing of the amendment to the company’s Certificate of Incorporation, (ii) $2.5 million on July 1, 2008, (iii) $2.5 million on April 1, 2009, and (iv) $2.5 million on January 4, 2010. Under the Credit Agreement, as long as E-Wilson and its affiliates beneficially own at least a majority of the total voting power of the company’s voting stock, E-Wilson has the right to designate for nomination by the board a majority of the members of the board.

In connection with this transaction, the company issued a warrant to E-Wilson, giving E-Wilson the right to purchase 500 million shares of the company’s common stock, less any amounts converted or convertible under the convertible note, for a purchase price of $0.02 per share. The company also entered into a Registration Rights Agreement with E-Wilson, under which E-Wilson has the right to request that the company file a registration statement with the SEC covering the shares issuable under the convertible note and the warrant, which request may be made any time after August 1, 2008.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Reference is made to Item 1.01 of this Form 8-K.

Item 3.02 Unregistered Sales of Equity Securities.

Reference is made to Item 1.01 of this Form 8-K. The company claims an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”), for the private placement of the securities described in Item 1.01 pursuant to Section 4(2) of the Act as a transaction not involving any public offering.

Item 5.01 Changes in Control of Registrant.

Reference is made to Item 1.01 of this Form 8-K. E-Wilson has the right to convert the abovementioned $1 million advance into 50 million shares of the company’s common stock at any time. Thus, E-Wilson is the beneficial owner of 50 million shares of common stock, which represents approximately 55% of the company’s issued and outstanding shares of common stock, after taking such conversion into account. The source of the initial advance was the equity investments of E-Wilson’s investors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROMED CARDIOVASCULAR, INC.
(Registrant)

/s/ ROBERT BENKOWSKI

Robert Benkowski,
Chief Executive Officer

DATE: February 6, 2008